Exhibit 99

Contacts:	Kris Charles (Media)	Mark Magnesen (Investors)
	847-646-6251	847-646-3194
	kcharles@kraft.com	mmagnesen@kraft.com

Kraft Foods Inc. Sees Improved Momentum;

Reports 2004 Results And 2005 Outlook

•                  Good progress on Sustainable Growth Plan, led by innovative new products, strong revenue growth in North America and cost reduction initiatives

•                  Net revenues up 7.0% in the fourth quarter and 5.5% for the full year

•                  Fourth quarter diluted E.P.S. of $0.37 (including $0.12 in exit and implementation costs for the restructuring program and impairment charges)

•                  Full-year diluted E.P.S. of $1.55 (including $0.32 in exit and implementation costs for the restructuring program and impairment charges)

•                  Full-year 2004 discretionary cash flow (net cash provided by operating activities less capital expenditures) of $3.0 billion

•                  2005 diluted E.P.S. guidance of $1.60-$1.65 on a reported basis (including approximately $0.18 in exit and implementation costs for the restructuring program and impairment charges and $0.12 in one-time impacts upon completion of previously announced divestitures, and reflecting $0.04 in dilution from divestitures)

•                  Full-year diluted E.P.S. on a continuing operations basis of $1.55 in 2004, with a 2005 guidance range of $1.75-$1.80

NORTHFIELD, IL – January 25, 2005 – Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, today announced good 2004 progress against its Sustainable Growth Plan, reported 2004 fourth quarter and full-year results, and provided guidance for 2005. The company took aggressive actions during 2004 to build the value of its brands with consumers, to transform its portfolio in line with consumer trends, and to drive out costs and assets. In the fourth quarter, these actions and strong results in North America increased net revenues by 7%. Diluted earnings per share for the quarter were $0.37, which includes $0.12 from asset and investment impairment charges as well as exit and implementation costs for the restructuring program (“restructuring and impairment charges”). Full-year diluted earnings per share were $1.55, including $0.32 from restructuring and impairment charges. For 2005, the company provided diluted earnings per share guidance of $1.60-$1.65 on a reported basis. This guidance range includes approximately $0.18 from restructuring charges and $0.12 in one-time items to be incurred when divestitures that the company previously announced close in 2005. The 2005 guidance also reflects a partial-year dilution impact of approximately $0.04 per share from the previously announced divestitures. On a continuing operations basis, which excludes the results from the proposed divestiture of the sugar confectionery business, the company’s 2004 diluted earnings per share were $1.55 and 2005 earnings per share guidance is $1.75-$1.80.

“Kraft enters 2005 with improved momentum, fueled by strong revenue growth in the fourth quarter,” said Roger K. Deromedi, Chief Executive Officer of Kraft Foods. “We were particularly encouraged by the strong performance of our North American business, which grew fourth quarter revenues by more than 8%.

In a transition year in which we reorganized the company and began a significant restructuring program, we sequentially improved our top-line growth each quarter and are now in a better position to deliver sustainable growth going forward.”

In implementing its Sustainable Growth Plan in 2004, the company significantly increased its marketing investment to improve price gaps and build brand equity. Positive trends in sequential revenue, market share and product mix show that the investment is working. The company also acted decisively in transforming its portfolio by investing in growth businesses and technologies, such as Fruit20 flavored waters, DiGiorno Microwave Rising Crust Pizza, Back to Nature natural and organic products and the Tassimo hot beverage system. At the same time, the company signed agreements to divest certain businesses to improve management focus, while investing in the infrastructure needed to improve its growth prospects in developing markets such as Russia, China and Brazil. Kraft aggressively drove out costs and assets through its restructuring and ongoing productivity programs. And the company continues its efforts to act responsibly in light of what society expects of a responsible food manufacturer, including health and wellness initiatives and limits on advertising to younger children.

The company’s 2004 results are presented in a new segment structure that reflects organizational changes in its North American business. The new structure reflects a shift of certain divisions and brands between segments to better align businesses with consumer targets and provide increased management focus. This change was previously announced in a press release on January 10, 2005, which included restated financial statements for the new segments by quarter for 2002 through the third quarter of 2004. Under the new structure, the company reports financial results in seven segments: U.S. Beverages; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; U.S. Grocery; U.S. Snacks & Cereals;  Europe Middle East & Africa; and Latin America & Asia Pacific.  There were no changes to the international reporting segments. Additionally, the sugar confectionery business, which the company agreed to sell on November 15, 2004, is included in these results as “discontinued operations”.  As such, the sugar confectionery business’ net revenues and operating companies income are excluded from the company’s results, while the net earnings impact is included as a single line item.

KRAFT FOODS INC.

Revenues and Operating Income

	2004 vs. 2003 - % Chg./pp. Impact
	Fourth Quarter		Full Year
Net Revenues	7.0%		5.5%
Currency	2.6	pp	2.7	pp
Divestitures/Other	(0.5	)pp	(0.4	)pp
Ongoing Constant Currency Revenues(1)	4.9%		3.2%
Volume/Mix	2.6	pp	1.8	pp
Net Pricing	1.9	pp	0.9	pp
Acquisitions	0.4	pp	0.5	pp

Operating Income	(18.0)%		(21.3)%
Impact of Restructuring & Impairment Charges	(15.0	)pp	(11.8	)pp

Fourth quarter net revenues were up a strong 7.0% to $8.8 billion. Higher volume, positive mix, pricing, currency, and acquisitions all contributed to growth. Ongoing constant currency revenues grew 4.9% during the quarter, which resulted in four quarters of sequential improvement in 2004 —  0.9%, 2.4% 4.3%, and 4.9%, respectively. This revenue growth was broad based – up in six of seven reporting segments – and was driven by new products, increased marketing and commodity-driven price increases in certain categories, including cheese and foodservice. New products that contributed to growth included Nabisco 100 Calorie Packs, DiGiorno Thin Crispy Crust Pizza, Lunchables Chicken Dunks and Capri Sun Fruit Waves in the U.S., Milka M-joy chocolate tablets in Europe and the lead market launch of the Tassimo hot beverage system in France.  For the full year, ongoing constant currency revenues were up 3.2%, which is consistent with the company’s guidance of around 3%.

In North America, fourth quarter top-line results were particularly strong, with net revenues up 8.8% to $5.8 billion. Ongoing constant currency revenues were up 8.1%, with growth in all five reporting segments. Revenue growth in the fourth quarter builds on sequential improvement in the prior three quarters, which were up 1.4%, 3.5%, and 5.5%, respectively. Additionally, the company’s top 25 U.S. categories (based on Operating Companies Income) in aggregate gained 0.2 points in dollar market share on a weighted average basis, which is the best share performance in the past eight quarters. (The company now reports market share and consumption data from A.C. Nielsen, including Wal-Mart, on a dollar basis, which is consistent with the company’s shift in emphasis from volume to revenue growth. Under the company’s previous market share tracking metric, in its top 25 U.S. categories, market shares including Wal-Mart were up in categories representing 52% of the OCI.)

(1)  The company’s top-line guidance measure is ongoing constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the growth prospects of the business on a go-forward basis and provides improved comparability of results.

In the company’s international business, fourth quarter top-line results were below expectations. While net revenues were up 3.8% to $3.0 billion due to favorable currency, ongoing constant currency revenues were down 1.1%.  This decline was driven by lower revenues in Europe, Middle East & Africa (EMEA) due to increased promotional spending to manage price gaps in Europe, partially offset by an increase in Latin America & Asia Pacific (LAAP) behind solid growth in Brazil, Australia and Puerto Rico.

Total Kraft fourth quarter operating income decreased 18.0% versus 2003, resulting in a full-year decline of 21.3%. Restructuring and impairment charges significantly impacted both periods. Higher commodity costs and increased marketing spending negatively affected operating income, while volume growth, pricing and initiatives to reduce costs partially offset these factors.

Earnings Per Share And Cash Flow

Earnings per share in the quarter and the year were down versus prior year with the following key drivers:

	Q4	Full Year
2003 E.P.S. – Reported	$0.50	$2.01
Increase/(Decrease) Due To:
Restructuring/Impairment Charges – 2004 (see below)	(0.12)	(0.32)
Gain On Divestitures – 2003	—	(0.01)
Commodity Costs	(0.11)	(0.35)
Marketing Spending	(0.03)	(0.18)
Post-Employment Benefit Costs/Restricted Stock Expense	(0.01)	(0.06)
Restructuring Savings	0.02	0.05
Taxes	0.01	0.06
Currency And Shares Outstanding	0.01	0.05
All Other Operations	0.10	0.30
Net Increase/(Decrease)	(0.13)	(0.46)

2004 E.P.S. – Reported	$0.37	$1.55

Memo - Adjustments For Discontinued Operations:
Operating Companies Income	(0.01)	(0.05)
Restructuring/Impairment Charges – 2004	0.04	0.05
2004 E.P.S – Continuing Operations	$0.40	$1.55

The company’s 2004 earnings guidance range was $1.56-$1.60 per share, excluding any impacts of changes to its portfolio. Diluted earnings per share of $1.55 on a reported basis reflects $0.04 in discontinued operations impairment charges related to divestiture agreements that the company signed in the fourth quarter.

Total restructuring and impairment charges in the fourth quarter ($0.12 per share) and for the year ($0.32 per share) were comprised of the following:

Total Restructuring And Impairment Charges

	Fourth Quarter		Full Year
(in millions)	Pre-Tax $	EPS Impact	Pre-Tax $	EPS Impact
Continuing Operations:
Asset Impairment And Exit Costs – Restructuring	$131		$583
Implementation Costs – Restructuring	33		50
U.S. Yogurt (Q4)/Mexico (Q1) Asset Impairment	8		20
Investment Impairment (Turkey)	47		47
Total Continuing Operations	219	$(0.08)	700	$(0.27)

Discontinued Operations:
Asset Impairment - Sale	107		107
Asset Impairment (Q1)	—		17
Implementation Costs – Restructuring	—		8
Total Discontinued Operations	107	(0.04)	132	(0.05)

Total Restructuring And Impairment Charges	$326	$(0.12)	$832	$(0.32)

During the fourth quarter, the company reached agreements to divest its sugar confectionery, U.K. desserts and U.S. yogurt businesses. These divestitures are part of the company’s strategy to transform its portfolio by focusing on businesses – whether global, regional or country-specific – in which it has a sustainable competitive advantage or which provide scale benefits. On November 15, the company agreed to sell its sugar confectionery for approximately $1.5 billion. The proposed sale includes the Life Savers, Creme Savers, Altoids, Trolli and Sugus brands, which generated 2004 net revenues of $477 million. On December 9, the company agreed to sell certain desserts businesses in the U.K. for approximately $135 million. The proposed sale includes the Bird’s, Angel Delight and Dream Topping brands, which generated 2004 net revenues of approximately $70 million. On December 22, the company agreed to sell its yogurt business for approximately $59 million. The proposed sale includes licenses for the Breyers, Creme Savers and Light ‘n Lively yogurt brands, which generated 2004 net revenues of $86 million. Regulatory approval on these transactions is pending.

Commodity costs were up approximately $300 million ($0.11 per share) in the quarter, reflecting increases in several key commodities, including cheese, coffee, meat, nuts, packaging and energy. In response to higher costs, the company announced price increases on certain products during the fourth quarter, including coffee and nuts in the U.S. and coffee in Germany. On the year, commodity costs were up approximately $930 million ($0.35 per share).

The company’s strong top-line growth in the fourth quarter was driven in part by increased in-market spending of approximately $70 million ($0.03 per share). This spending increase builds on stepped-up spending that began in the latter part of 2003.  For the full year, the company increased marketing spending by approximately $460 million ($0.18 per share). This amount was below the company’s guidance range of

$525-$575 million due primarily to lower trade spending required to achieve targeted price gaps and efficiencies in executing consumer promotions.

Discretionary cash flow(2) of $3.0 billion during 2004 was flat versus 2003, despite lower earnings, restructuring cash spending of $145 million and higher pension plan contributions. These items were offset by aggressive working capital management and intensified efforts on capital spending efficiency. The company contributed $553 million to its pension plans in 2004, an increase of approximately $100 million versus 2003.

During the quarter, the company declared a regular quarterly dividend of $0.205 per common share.  The company repurchased 6.2 million shares of Class A common stock for $212 million, bringing its share repurchases during 2004 to $700 million. In December 2004, the company’s Board authorized a new $1.5 billion share repurchase program that is expected to continue through 2006.

2005 Outlook

As to 2005, CEO Deromedi commented, “We remain fully committed to our Sustainable Growth Plan in 2005. Our pipeline of new products and our marketing programs are stronger than ever, and our cost restructuring program is on track. We project high quality earnings growth, reflecting additional marketing investments, even as we manage through an environment that continues to present significant challenges. The most significant among these challenges are benefits, packaging and energy cost increases, a difficult European retail environment, and the need to price certain businesses because of higher commodity costs.”

The company projects diluted earnings per share at $1.60-$1.65 in 2005 on a reported basis. This projection includes $0.18 in restructuring charges and $0.12 in one-time impacts upon completion of the previously announced divestitures, and reflects approximately $0.04 in ongoing dilution from divestitures. Below are the key drivers of the projected change in earnings per share on both a reported and continuing operations basis for 2005, which includes an additional shipping week, versus 2004:

(2)  The company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders.

	Reported	Continuing Operations	Difference
2004 E.P.S.	$1.55	$1.55	$—
Increase/(Decrease) Due To:
Restructuring And Impairment Charges – 2004	0.32	0.27	(0.05)
Restructuring And Impairment Charges – 2005	(0.18)	(0.18)
Gain/(Loss) On Divestitures (Including Discontinued Operations)	(0.12)	0.04	0.16
Dilution From Divestitures (Including Discontinued Operations),net of cash usage	(0.04)	—	0.04

Post-Employment Benefit Costs/Restricted Stock Expense	(0.11)	(0.11)

Incremental Restructuring Savings	0.05	0.05
Earnings Impact Of Additional Shipping Week	0.04	0.04
Increased Consumer Marketing Spending	(0.09)	(0.09)

Tax Impact	(0.02)	(0.02)
All Other Operations	0.20-0.25	0.20-0.25	—
Net Increase	$0.05-0.10	$0.20-0.25	$0.15

2005 E.P.S. Guidance	$1.60-$1.65	$1.75-$1.80	$0.15
% Growth Versus 2004	3% – 6%	13% - 16%

Pre-tax restructuring charges in 2005 are projected at $440-$470 million, or approximately $0.18 per share.  This is the second year of a three-year program to close or exit up to 20 facilities and to reduce the company’s workforce by approximately 6,000 employees. The company projects pre-tax incremental restructuring savings of $120-$140 million, or around $0.05 per share, for 2005.

The company expects that its announced divestitures will have an aggregate, one-time impact on 2005 reported earnings per share of $0.12. The company expects to complete the divestitures of the U.K. desserts and U.S. yogurt businesses during the first quarter, which combined will have a positive one-time impact of $0.04 per share. The company expects to complete the sugar confectionery divestiture during the second quarter, with a negative one-time impact of $0.16 per share. Assuming the divestitures close in these timeframes, resulting in net cash proceeds of approximately $1.1 billion, the company projects earnings dilution net of cash utilization of approximately $0.04 per share in 2005, with an additional $0.01 per share in 2006. The company’s earnings guidance does not reflect the impact of any additional portfolio changes.

The company expects that changes to its pension accounting assumptions and the amortization of prior year gains and losses on pension assets will generate higher post-employment benefit costs equal to approximately $0.08 per share. This impact is higher than the company’s previous guidance range of $0.05-$0.07 per share due to the magnitude of the adjustments to its pension accounting assumptions. The company reduced its assumed long-term return on assets from 9.0% to 8.0% and reduced its assumed discount rate from 6.25% to 5.75%. The company’s move in 2003 to restricted stock as its stock-based compensation program is expected to impact 2005 earnings by an incremental $0.03 per share.

The pre-tax earnings benefit of the additional shipping week in 2005 is approximately $100 million. The company expects to reinvest this benefit, along with the incremental savings from the restructuring program, in increased consumer marketing, primarily advertising. Consumer marketing, which excludes trade promotions, is expected to increase $200-$250 million versus 2004, as the company increases its investment behind both existing brands and new growth initiatives.

The overall impact of commodity costs net of pricing actions is projected to be neutral in 2005. This overall net impact reflects approximately $0.07 per share benefit in the company’s cheese business, following record high dairy costs in 2004, which is fully offset by the commodity cost impacts net of pricing from higher packaging, energy and all other commodity costs.

The company projects that its effective tax rate for 2005 will be 33.4%, up slightly from the 2004 rate of 32.3%.

The company expects first quarter earnings per share of $0.38-$0.41 on a reported basis, including an estimated $0.05 per share negative impact from restructuring charges and $0.04 per share positive one-time impact from divestitures. In 2004, the company’s first quarter earnings per share was $0.33 on a reported basis, including $0.12 in restructuring and impairment charges. The year-over-year increase in reported EPS ($0.05-$0.08 per share) reflects the benefits of lower restructuring and impairment charges ($0.07 per share) and positive one-time impact from divestitures ($0.04 per share). These benefits are partially offset by higher expected commodity costs for several key categories, while the benefit of pricing actions in response to these higher costs will not be fully realized until the second quarter.

The company projects ongoing constant currency revenues to increase 4.5% in 2005 (including tack-on acquisitions and excluding the impact of divestitures). This growth comprises around 3% growth on a comparable basis and approximately 1.5 percentage points of benefit from the additional shipping week in 2005. Top-line growth in 2005, which is consistent with the company’s long-term target, is expected to be driven by increased consumer marketing, improved incrementality of new products, and growth in developing markets.

Discretionary cash flow in 2005 is projected at $2.9 billion, down $0.1 billion versus 2004, due primarily to the tax impact of announced divestitures on operating cash flow ($0.3 billion), partially offset by earnings growth and continued improvements in working capital.

As described in “Note 13, Segment Reporting” of Kraft Foods Inc.’s 2003 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.  (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

KRAFT NORTH AMERICA COMMERCIAL (KNAC)

	2004 vs. 2003 - % Chg./pp. Impact
	Fourth Quarter		Full Year
Net Revenues	8.8%		5.4%
Currency	0.7	pp	0.8	pp
Ongoing Constant Currency Revenues	8.1%		4.6%
Volume/Mix	4.4	pp	2.5	pp
Net Pricing	3.1	pp	1.5	pp
Acquisitions	0.6	pp	0.6	pp

Operating Companies Income (OCI)	(8.9)%		(16.9)%
Impact of Restructuring & Impairment Charges	(12.4	)pp	(9.3	)pp

Fourth quarter net revenues increased a strong 8.8% to $5.8 billion. Ongoing constant currency revenues were up 8.1%, as momentum continued to build throughout the year. Revenue growth reflects higher volume from new product launches and the impact of increased marketing spending, positive mix and pricing in certain businesses, including cheese and foodservice. Full-year net revenue growth was also strong, up 5.4% to $22.1 billion, with ongoing constant currency revenue growth of 4.6% driven by increased volume, positive mix, net pricing and the Veryfine beverages acquisition.

 Fourth quarter OCI decreased 8.9% to $947 million, driven by restructuring and impairment charges (12.4 pp.), higher commodity costs, increased marketing spending and higher post-employment benefit costs, partially offset by the contributions from revenue growth and productivity.  Full-year OCI declined 16.9% to $3.9 billion, reflecting the same key drivers as the fourth quarter.

Following are fourth quarter results by segment for KNAC. Revenue results for reporting segments are discussed on both a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis.

U.S. Beverages fourth quarter net revenues increased 11.0% and ongoing constant currency revenues were up 11.2% due to growth in both Refreshment Beverages, driven in part by the Veryfine acquisition, and Coffee. In Refreshment Beverages, revenues were up double digits, behind the acquisition of Fruit2O flavored waters and strong new products, including Capri Sun Fruit Waves and Kool-Aid Jammers 10 ready-to-drink beverages and Crystal Light Sunrise and Crystal Light On-The-Go powdered soft drinks. In Coffee, revenues were up low single digits, with volume growth and positive mix driven by Starbucks and Gevalia premium brand coffees. Segment OCI decreased 49.0% to $53 million due to higher marketing spending and increased commodity costs, partially offset by the contributions from volume growth and positive mix.

U.S. Cheese, Canada & North America Foodservice fourth quarter net revenues increased 11.0%, with 2.1 points of benefit from currency. Ongoing constant currency revenue growth of 8.9% was driven by volume growth, higher net pricing and effective price gap management. Cheese revenues were up double digits behind mid-single digit volume growth in key segments – Kraft natural cheese, Philadelphia cream cheese and Kraft Singles – and higher net pricing. Cheese market shares overall were also strong, continuing the momentum that began in the fourth quarter of 2003, with fourth quarter dollar shares up 1.0 pp. in cream cheese and 0.6 pp. in natural cheese, and down slightly (0.3 pp.) in process cheese slices. Canada revenues were up slightly reflecting growth in cheese and pizza, while Foodservice revenues were up high single digits due to the Veryfine acquisition and strength in national accounts. Segment OCI declined 15.4% to $292 million due to restructuring and impairment charges of $27 million, increased commodity and post-employment benefit costs and higher marketing spending, partially offset by the contributions from volume growth, pricing and favorable currency.

U.S. Convenient Meals fourth quarter net revenues and ongoing constant currency revenues were each up 9.9%, behind strong new product innovations and commodity-driven price increases in meat and pizza.  Oscar Mayer revenue growth was driven by double digit gains in cold cuts, as the Oscar Mayer Deli Shaved Meats line continued its strong performance, and mid-single digit growth in bacon, hot dogs and lunch combinations. In lunch combinations, after a mid-year launch, Lunchables Chicken Dunks products are already among the highest sales velocity items in the brand’s line. In pizza, new products DiGiorno Thin Crispy Crust Pizza, DiGiorno Microwave Rising Crust Pizza and Tombstone Brick Oven Style Pizza all performed well, resulting in double digit revenue growth and a 2.5 pp. dollar share gain in the quarter. In Meals, revenues grew high single digits, with gains in dinners due to strong response to the “2x The Calcium” advertising campaign on Kraft Macaroni & Cheese, and in Stove Top stuffing due to strong execution of holiday merchandising programs.  Segment OCI increased 4.1% to $178 million driven by volume growth and pricing, partially offset by restructuring and impairment charges of $37 million, increased commodity and post-employment benefit costs and higher marketing spending.

U.S. Grocery fourth quarter net revenues were up 3.1%, with ongoing constant currency revenues up 3.3%. Enhancers revenues were up low single digits, driven by gains in both Kraft salad dressings and Kraft barbecue sauces. While Desserts volume was flat to prior year, revenues increased due to lower promotional spending. Segment OCI increased 9.5% to $218 million, due primarily to the reduction in promotional spending.

U.S. Snacks & Cereals fourth quarter net revenues and ongoing constant currency revenues were both up 6.5%, driven by volume growth, positive mix and commodity-driven pricing in cereal and nuts. Biscuit revenues were up mid-single digits, with strong contributions from new products, including Nabisco 100 Calorie Packs, Golden Oreo cookies, and Honey Maid whole grain oatmeal cookies. Salted

Snacks revenues were up double digits due to continued category strength from the positive nutritional profile of nuts and pricing.  In Cereals, revenues were up mid-single digits behind volume growth from strengthened merchandising and new products and pricing. Segment OCI was down 6.4% to $206 million as restructuring and impairment charges of $59 million, increased commodity costs and higher marketing spending were partially offset by the contribution from volume growth and pricing.

KRAFT INTERNATIONAL COMMERCIAL (KIC)

	2004 vs. 2003 - % Chg./pp. Impact
	Fourth Quarter		Full Year
Net Revenues	3.8%		5.7%
Currency	6.1	pp	7.0	pp
Divestitures	(1.2	)pp	(1.3	)pp
Ongoing Constant Currency Revenues	(1.1)%		0.0%
Volume/Mix	(0.9	)pp	0.3	pp
Net Pricing	(0.3	)pp	(0.5	)pp
Acquisitions	0.1	pp	0.2	pp

Operating Companies Income (OCI)	(35.8)%		(33.0)%
Impact Of Restructuring & Impairment Charges	(19.3	)pp	(18.9	)pp
Impact Of Net Gain On Divestitures	(0.6	)pp	(2.4	)pp

Fourth quarter net revenues increased 3.8% to $3.0 billion, driven by favorable currency and positive mix in both the EMEA and LAAP segments, partially offset by lower volume and the impact of divestitures. Ongoing constant currency revenues were down 1.1% due primarily to declines in Germany and the United Kingdom, partly offset by gains in many markets in Central and Eastern Europe and Asia Pacific. Positive mix was driven in part by value-added new products in EMEA and the benefits of SKU rationalization, particularly in Latin America. Full-year net revenue growth of 5.7% to $10.1 billion was also driven by favorable currency and positive mix, partially offset by the impact of divestitures, lower volume and net price reductions. For the full year, ongoing constant currency revenues were flat to last year. While revenues were up in developing markets, particularly in Central and Eastern Europe, revenues were down in Germany and France due to the need for increased promotional spending to manage price gaps in a competitive environment.

OCI decreased 35.8% to $300 million in the fourth quarter and 33.0% to $933 million for the full year. The OCI declines in both the quarter and full year were due to restructuring and impairment costs, higher marketing spending, increased commodity costs and lower volume, partially offset by positive mix and favorable currency, primarily reflecting the stronger Euro.

Following are fourth quarter results by segment for KIC. Revenue results for reporting segments are discussed on both a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis.

Europe, Middle East and Africa fourth quarter net revenues increased 5.1%, driven by favorable currency and positive mix, partially offset by lower volume. Ongoing constant currency revenue decreased 2.3% due to increased promotional spending, particularly in Germany, partially offset by growth in Central and Eastern Europe. Revenues in the United Kingdom were down mid-single digits due to softness in confectionery and Lunchables convenient meals, partly offset by solid growth in cheese from both Philadelphia cream cheese and Dairylea process cheese.  Revenues in Russia grew double digits, benefiting from positive mix and higher net pricing, particularly in coffee. Revenues were also up in several other EMEA developing markets, including Romania and Ukraine, benefiting from marketing promotions on Jacobs coffee. In France, revenues were up slightly due to volume growth driven by improved price gap management, increased marketing investment and the recovery of the third quarter retailer inventory reductions, which resulted from the government-encouraged price reductions.

Segment OCI decreased 35.8% to $221 million, impacted by restructuring and impairment charges of $83 million (including $47 million from the impairment of the company’s investment in a joint venture in Turkey), higher marketing spending, lower volume and net price reductions, partially offset by positive mix and favorable currency.

Latin America and Asia Pacific fourth quarter net revenues were flat to last year, impacted by unfavorable currency and divestitures. Ongoing constant currency revenue growth of 2.5% was primarily driven by pricing actions and mix, as volume was down. Revenues were up mid-single digits in Brazil, driven by strong marketing programs and new flavors of Maguary refreshment beverages and growth in confectionery. In Puerto Rico, revenues were up double digits due to strong growth in biscuits and cheese, and revenues in Australia were up mid-single digits, with gains across all categories. These gains were partially offset by declines in Argentina, Venezuela and Peru due in part to increased price competition in biscuits.

Segment OCI decreased 35.8% to $79 million, impacted by higher marketing spending, lower volume and restructuring and impairment charges of $7 million.

*     *     *

The company will host a conference call for members of the investment community to review its 2004 results and 2005 outlook at 5:00 p.m. ET on January 25, 2005.  Access to a live audio webcast and presentation slides is available at www.kraft.com and a replay of the conference call and webcast presentations will be available on the company’s web site.

Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide.  Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, including low carbohydrate diet trends, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. The company may, from time to time, divest businesses that are less of a strategic fit within its portfolio, and its results may be impacted by either the gains or losses, or lost operating income, from the sales of those businesses.  In addition, the company is subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The company’s assessment of the fair value of its operations for purposes of assessing impairment of goodwill and intangibles is based on discounting projections of future cash flows and is affected by the interest rate market and general economic and market conditions. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

#      #      #

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended December 31,  (*)

(in millions, except per share data)

		2004	2003	% Change

	Net revenues	$8,784	$8,207	7.0%
	Cost of sales	5,645	5,149	9.6%
	Gross profit	3,139	3,058	2.6%
	Marketing, administration and research costs	1,758	1,573
	Asset impairment and exit costs	139	—
	Integration costs	—	(13)
	Losses/(Gains) on sales of businesses	(5)	(8)
	Operating companies income	1,247	1,506	(17.2)%
	Amortization of intangibles	3	2
	General corporate expenses	46	43
	Operating income	1,198	1,461	(18.0)%
	Interest and other debt expense, net	179	163
	Earnings from continuing operations before income taxes and minority interest	1,019	1,298	(21.5)%
	Provision for income taxes	343	445	(22.9)%
	Earnings from continuing operations before minority interest	676	853	(20.8)%
	Minority interest in earnings from continuing operations, net	(1)	—
	Earnings from continuing operations	$677	$853	(20.6)%
	(Loss)/Earnings from discontinued operations, net of tax	(49)	16
	Net Earnings	$628	$869	(27.7)%

	Per share data: (**)
	Basic earnings per share:
	Continuing operations	$0.40	$0.49	(18.4)%
	Discontinued operations	$(0.03)	$0.01
	Net earnings	$0.37	$0.50	(26.0)%
	Diluted earnings per share:
	Continuing operations	$0.40	$0.49	(18.4)%
	Discontinued operations	$(0.03)	$0.01
	Net earnings	$0.37	$0.50	(26.0)%
	Weighted average number of
shares outstanding	- Basic	1,702	1,722	(1.2)%
	- Diluted	1,707	1,723	(0.9)%

(*) Due to a change for Discontinued Operations, prior period results have been restated.

(**) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share (*)

For the Quarters Ended December 31,

($ in millions, except per share data)

	Net Earnings	Diluted EPS (**)
2004 Continuing	$677	$0.40
2003 Continuing	853	0.49
% Change	(20.6)%	(18.4)%

Reconciliation:
2003 Continuing	$853	$0.49

- 2004 Asset Impairment, Exit & Implementation Costs	(114)	(0.06)

- 2003 Integration Costs	(8)	—

- Gains/Losses on Sales of Businesses	(2)	—

- 2004 Investment Impairment	(31)	(0.02)

- Change in Tax Rate	14	0.01

- Currency	18	0.01

- Operations	(53)	(0.03)

2004 Continuing	$677	$0.40
2004 Discontinued	$(49)	$(0.03)
2004 Net Earnings	$628	$0.37

(*) Due to a change for Discontinued Operations, prior period results have been restated.

(**) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segments

For the Quarters Ended December 31, (*)

(pounds in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
Volume
2004 Volume	657	1,232	530	412	632	3,463	837	641	1,478	4,941
2003 Volume	552	1,189	506	411	602	3,260	867	653	1,520	4,780
% Change	19.0%	3.6%	4.7%	0.2%	5.0%	6.2%	(3.5)%	(1.8)%	(2.8)%	3.4%

Divested Businesses:
- Divested Businesses - 2003	—	—	—	—	—	—	(9)	—	(9)	(9)

Ongoing Volume - Including Acquisitions
2004 Volume	657	1,232	530	412	632	3,463	837	641	1,478	4,941
2003 Volume	552	1,189	506	411	602	3,260	858	653	1,511	4,771
% Change	19.0%	3.6%	4.7%	0.2%	5.0%	6.2%	(2.4)%	(1.8)%	(2.2)%	3.6%

Memo: Acquired Businesses
Volume	86	15	—	—	—	101	—	4	4	105

(*) Due to a change for Discontinued Operations, prior period results have been restated.

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segment

For the Quarters Ended December 31, (*)

($ in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2004 Net Revenues	$594	$2,086	$1,061	$625	$1,435	$5,801	$2,261	$722	$2,983	$8,784
2003 Net Revenues	535	1,879	965	606	1,348	5,333	2,152	722	2,874	8,207
% Change	11.0%	11.0%	9.9%	3.1%	6.5%	8.8%	5.1%	0.0%	3.8%	7.0%

Reconciliation:
2003 Net Revenues	$535	$1,879	$965	$606	$1,348	$5,333	$2,152	$722	$2,874	$8,207

- Divested Businesses - 2003	—	—	—	—	—	—	(24)	(10)	(34)	(34)

- Acquired Businesses	24	8	—	—	—	32	—	2	2	34

- Implementation Costs	(1)	—	—	(1)	—	(2)	—	—	—	(2)

- Currency	—	39	—	—	—	39	182	(8)	174	213

- Operations	36	160	96	20	87	399	(49)	16	(33)	366

2004 Net Revenues	$594	$2,086	$1,061	$625	$1,435	$5,801	$2,261	$722	$2,983	$8,784

Memo: Ongoing, Constant Currency Revenues(1)
% Change	11.2%	8.9%	9.9%	3.3%	6.5%	8.1%	(2.3)%	2.5%	(1.1)%	4.9%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the growth prospects of the business on a go-forward basis, and provides improved comparability of results.

(*) Due to a change for Discontinued Operations, prior period results have been restated.

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segment

For the Quarters Ended December 31, (*)

($ in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2004 Operating Companies Income	$53	$292	$178	$218	$206	$947	$221	$79	$300	$1,247
2003 Operating Companies Income	104	345	171	199	220	1,039	344	123	467	1,506
% Change	(49.0)%	(15.4)%	4.1%	9.5%	(6.4)%	(8.9)%	(35.8)%	(35.8)%	(35.8)%	(17.2)%

Reconciliation:
2003 Operating Companies Income	$104	$345	$171	$199	$220	$1,039	$344	$123	$467	$1,506

- Divested Businesses - 2003	—	—	—	—	—	—	(2)	—	(2)	(2)

- Asset Impairment and Exit Costs - 2004	1	(21)	(33)	1	(50)	(102)	(31)	(6)	(37)	(139)

- Integration Costs - 2003	(3)	(1)	(2)	(7)	—	(13)	—	—	—	(13)

- Implementation Costs - 2004	(4)	(6)	(4)	(4)	(9)	(27)	(5)	(1)	(6)	(33)

- Gains/(Losses) on Sales of Businesses - 2004	—	—	—	—	—	—	5	—	5	5
- (Gains)/Losses on Sales of Businesses - 2003	—	—	—	—	—	—	(8)	—	(8)	(8)

- Investment Impairment	—	—	—	—	—	—	(47)	—	(47)	(47)

- Currency	—	8	—	—	—	8	22	(3)	19	27

- Operations	(45)	(33)	46	29	45	42	(57)	(34)	(91)	(49)

2004 Operating Companies Income	$53	$292	$178	$218	$206	$947	$221	$79	$300	$1,247

(*) Due to a change for Discontinued Operations, prior period results have been restated.

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Years Ended December 31, (*)

(in millions, except per share data)

		2004	2003	% Change

	Net revenues	$32,168	$30,498	5.5%
	Cost of sales	20,281	18,531	9.4%
	Gross profit	11,887	11,967	(0.7)%
	Marketing, administration and research costs	6,478	5,954
	Asset impairment and exit costs	603	6
	Integration costs	—	(13)
	Losses/(Gains) on sales of businesses	3	(31)
	Operating companies income	4,803	6,051	(20.6)%
	Amortization of intangibles	11	9
	General corporate expenses	180	182
	Operating income	4,612	5,860	(21.3)%
	Interest and other debt expense, net	666	665
	Earnings from continuing operations before income taxes and minority interest	3,946	5,195	(24.0)%
	Provision for income taxes	1,274	1,812	(29.7)%
	Earnings from continuing operations before minority interest	2,672	3,383	(21.0)%
	Minority interest in earnings from continuing operations, net	3	4
	Earnings from continuing operations	2,669	3,379	(21.0)%
	(Loss)/Earnings from discontinued operations, net of tax	(4)	97
	Net earnings	$2,665	$3,476	(23.3)%

	Per share data: (**)
	Basic earnings per share:
	Continuing operations	$1.56	$1.95	(20.0)%
	Discontinued operations	$—	$0.06
	Net earnings	$1.56	$2.01	(22.4)%
	Diluted earnings per share:
	Continuing operations	$1.55	$1.95	(20.5)%
	Discontinued operations	$—	$0.06
	Net earnings	$1.55	$2.01	(22.9)%
	Weighted average number of
shares outstanding	- Basic	1,709	1,727	(1.0)%
	- Diluted	1,714	1,728	(0.8)%

(*) Due to a change for Discontinued Operations, prior year results have been restated.

(**) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

Restated for Discontinued Operations

For the Quarters Ended March 31, June 30, September 30 and December 31, 2004

For the Year Ended December 31, 2004

(in millions, except per share data)

		Q1	Q2	Q3	Q4	2004

	Net revenues	$7,575	$8,091	$7,718	$8,784	$32,168
	Cost of sales	4,676	5,107	4,853	5,645	20,281
	Gross profit	2,899	2,984	2,865	3,139	11,887
	Marketing, administration and research costs	1,587	1,600	1,533	1,758	6,478
	Asset impairment and exit costs	291	129	44	139	603
	Losses/(Gains) on sales of businesses	—	—	8	(5)	3
	Operating companies income	1,021	1,255	1,280	1,247	4,803
	Amortization of intangibles	2	4	2	3	11
	General corporate expenses	46	42	46	46	180
	Operating income	973	1,209	1,232	1,198	4,612
	Interest and other debt expense, net	165	159	163	179	666
	Earnings from continuing operations before income taxes and minority interest	808	1,050	1,069	1,019	3,946
	Provision for income taxes	257	372	302	343	1,274
	Earnings from continuing operations before minority interest	551	678	767	676	2,672
	Minority interest in earnings from continuing operations, net	1	2	1	(1)	3
	Earnings from continuing operations	$550	$676	$766	$677	$2,669
	(Loss)/Earnings from discontinued operations, net of tax	10	22	13	(49)	(4)
	Net Earnings	$560	$698	$779	$628	$2,665

	Per share data: (*)
	Basic earnings per share:
	Continuing operations	$0.32	$0.40	$0.45	$0.40	$1.56
	Discontinued operations	$0.01	$0.01	$0.01	$(0.03)	$—
	Net earnings	$0.33	$0.41	$0.46	$0.37	$1.56
	Diluted earnings per share:
	Continuing operations	$0.32	$0.40	$0.45	$0.40	$1.55
	Discontinued operations	$0.01	$0.01	$0.01	$(0.03)	$—
	Net earnings	$0.33	$0.41	$0.46	$0.37	$1.55
	Weighted average number of
shares outstanding	- Basic	1,717	1,712	1,707	1,702	1,709
	- Diluted	1,720	1,715	1,710	1,707	1,714

(*) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share (*)

For the Years Ended December 31,

($ in millions, except per share data)

	Net Earnings	Diluted EPS (**)
2004 Continuing	$2,669	$1.55
2003 Continuing	3,379	1.95
% Change	(21.0)%	(20.5)%

Reconciliation:
2003 Continuing	$3,379	$1.95

- 2004 Asset Impairment, Exit & Implementation Costs	(424)	(0.25)

- 2003 Asset Impairment, Exit & Integration Costs	(4)	—

- Gains/Losses on Sales of Businesses	(22)	(0.01)

- 2004 Investment Impairment	(31)	(0.02)

- Shares Outstanding		0.01

- Currency	64	0.04

- Change in Tax Rate	106	0.06

- Operations	(399)	(0.23)

2004 Continuing	$2,669	$1.55
2004 Discontinued	$(4)	$—
2004 Net Earnings	$2,665	$1.55

(*) Due to a change for Discontinued Operations, prior period results have been restated.

(**) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segments

For the Years Ended December 31, (*)

(pounds in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft
Volume
2004 Volume	2,968	4,527	2,205	1,690	2,424	13,814	2,915	2,273	5,188	19,002
2003 Volume	2,634	4,373	2,171	1,678	2,389	13,245	2,953	2,295	5,248	18,493
% Change	12.7%	3.5%	1.6%	0.7%	1.5%	4.3%	(1.3)%	(1.0)%	(1.1)%	2.8%

Divested Businesses:
- Divested Businesses - 2004	—	—	—	—	—	—	—	(1)	(1)	(1)
- Divested Businesses - 2003	—	—	—	—	—	—	(49)	(1)	(50)	(50)

Ongoing Volume - Including Acquisitions
2004 Volume	2,968	4,527	2,205	1,690	2,424	13,814	2,915	2,272	5,187	19,001
2003 Volume	2,634	4,373	2,171	1,678	2,389	13,245	2,904	2,294	5,198	18,443
% Change	12.7%	3.5%	1.6%	0.7%	1.5%	4.3%	0.4%	(1.0)%	(0.2)%	3.0%

Memo: Acquired Businesses
Volume	299	47	3	—	—	349	40	4	44	393

(*) Due to a change for Discontinued Operations, prior year results have been restated.

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segment

For the Years Ended December 31, (*)

($ in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft

2004 Net Revenues	$2,555	$7,420	$4,250	$2,425	$5,410	$22,060	$7,522	$2,586	$10,108	$32,168
2003 Net Revenues	2,433	6,716	4,058	2,388	5,342	20,937	7,014	2,547	9,561	30,498
% Change	5.0%	10.5%	4.7%	1.5%	1.3%	5.4%	7.2%	1.5%	5.7%	5.5%

Reconciliation:
2003 Net Revenues	$2,433	$6,716	$4,058	$2,388	$5,342	$20,937	$7,014	$2,547	$9,561	$30,498

- Divested Businesses - 2004	—	—	—	—	—	—	—	19	19	19
- Divested Businesses - 2003	—	—	—	—	—	—	(115)	(30)	(145)	(145)
- Acquired Businesses	94	20	3	—	—	117	21	2	23	140
- Implementation Costs	(1)	—	—	(1)	(5)	(7)	—	—	—	(7)
- Currency	—	164	—	—	—	164	649	25	674	838
- Operations	29	520	189	38	73	849	(47)	23	(24)	825

2004 Net Revenues	$2,555	$7,420	$4,250	$2,425	$5,410	$22,060	$7,522	$2,586	$10,108	$32,168

Memo: Ongoing, Constant Currency Revenues (1)
% Change	5.1%	8.0%	4.7%	1.6%	1.4%	4.6%	(0.4)%	1.0%	(0.0)%	3.2%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program. The company believes this measure better represents the growth prospects of the business on a go-forward basis, and provides improved comparability of results.

(*) Due to a change for Discontinued Operations, prior year results have been restated.

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segment

For the Years Ended December 31, (*)

($ in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft

2004 Operating Companies Income	$479	$989	$771	$894	$737	$3,870	$683	$250	$933	$4,803
2003 Operating Companies Income	630	1,271	817	894	1,046	4,658	1,002	391	1,393	6,051
% Change	(24.0)%	(22.2)%	(5.6)%	0.0%	(29.5)%	(16.9)%	(31.8)%	(36.1)%	(33.0)%	(20.6)%

Reconciliation:
2003 Operating Companies Income	$630	$1,271	$817	$894	$1,046	$4,658	$1,002	$391	$1,393	$6,051

- Divested Businesses - 2004	—	—	—	—	—	—	—	1	1	1
- Divested Businesses - 2003	—	—	—	—	—	—	(17)	(2)	(19)	(19)

- Asset Impairment and Exit Costs - 2004	(9)	(111)	(41)	(8)	(222)	(391)	(180)	(32)	(212)	(603)
- Asset Impairment and Exit Costs - 2003	—	—	—	—	—	—	6	—	6	6

- Integration Costs - 2003	(3)	(1)	(2)	(7)	—	(13)	—	—	—	(13)

- Implementation Costs - 2004	(4)	(8)	(4)	(6)	(18)	(40)	(9)	(1)	(10)	(50)

- Gains/(Losses) on Sales of Businesses - 2004	—	—	—	—	—	—	5	(8)	(3)	(3)
- (Gains)/Losses on Sales of Businesses - 2003	—	—	—	—	—	—	(31)	—	(31)	(31)

- Investment Impairment	—	—	—	—	—	—	(47)	—	(47)	(47)

- Currency	—	29	—	—	—	29	78	(9)	69	98

- Operations	(135)	(191)	1	21	(69)	(373)	(124)	(90)	(214)	(587)

2004 Operating Companies Income	$479	$989	$771	$894	$737	$3,870	$683	$250	$933	$4,803

(*) Due to a change for Discontinued Operations, prior year results have been restated.

KRAFT FOODS INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

	December 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$282	$514

Receivables	3,541	3,369

Inventory	3,447	3,343

Assets of Discontinued Operations held for sale	1,458	—

Other current assets	994	898

Property, plant and equipment, net	9,985	10,155

Goodwill	25,177	25,402

Other intangible assets, net	10,634	11,477

Other assets	4,410	4,127

Total assets	$59,928	$59,285

Liabilities and Shareholders’ Equity

Short-term borrowings	$1,818	$553

Current portion of long-term debt	750	775

Due to Altria Group, Inc. and affiliates	227	543

Accounts Payable	2,207	2,005

Other current liabilities	4,076	3,985

Long-term debt	9,723	11,591

Deferred income taxes	5,850	5,856

Other long-term liabilities	5,366	5,447

Total liabilities	30,017	30,755

Total shareholders’ equity	29,911	28,530

Total liabilities and shareholders’ equity	$59,928	$59,285

Total debt	$12,518	$13,462

Capitalization (debt and equity)	$42,429	$41,992

Debt/capitalization ratio	0.30	0.32